EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Reports Fourth Quarter and Full Year 2018 Financial Results

  Net income of $14.1 million, or $0.51 per common unit
  Adjusted EBITDA of $15.2 million and distributable cash flow of $13.1 million
  Quarterly cash distribution of $0.475 per unit
  Distribution coverage ratio of 1.16x; LTM distribution coverage ratio of 1.01x

OMAHA, Neb., Feb. 11, 2019 (GLOBE NEWSWIRE) -- Green Plains Partners LP (NASDAQ:GPP) today announced financial and operating results for the fourth quarter of 2018. Net income was $14.1 million, or $0.51 per common unit, for the fourth quarter of 2018 compared with $16.3 million, or $0.50 per common unit, for the same period in 2017. The partnership reported adjusted EBITDA of $15.2 million and distributable cash flow of $13.1 million for the fourth quarter of 2018, compared with adjusted EBITDA of $19.0 million and distributable cash flow of $17.6 million for the same period in 2017. Distribution coverage was 1.16x for the three months ended December 31, 2018.

“We are fully committed to Green Plains Partners and its business model, which remains a value-added segment and a driver of growth. Our primary focus is to provide terminal and logistics services to our customers, while seeking accretive growth opportunities that diversify our revenue through acquisitions and expansion of our product offerings,” said Todd Becker, president and chief executive officer of Green Plains Partners. “While the current ethanol environment may negatively impact put-through volumes at some of our storage locations, we remain focused on maintaining distributable cash flow per unit.”

Full Year Highlights

  In April 2018, NLR Energy Logistics LLC, the partnership’s 50/50 joint venture with Delek Renewables LLC, commenced operations of its ethanol unit train terminal. The total cost of the project was approximately $7.0 million.

  On July 16, 2018, Green Plains Inc. appointed Martin Salinas, Jr. as an independent director of Green Plains Partners’ general partner, Green Plains Holdings LLC. Mr. Salinas serves as a member of the board’s audit and conflicts committees.

  On August 13, 2018, all of the 15,889,642 outstanding subordinated units held by Green Plains Inc. were converted into common units on a one-for-one basis. The conversion of the subordinated units did not impact the amount of cash distributions paid or the total number of outstanding units.

  On November 15, 2018, Green Plains Inc. closed on the sale of three of its ethanol plants located in Bluffton, Ind., Lakota, Iowa, and Riga, Mich. to Valero Renewable Fuels Company, LLC (“Valero”). Correspondingly, the partnership’s storage assets located adjacent to such plants were sold to Green Plains Inc. for $120.9 million. As consideration, the partnership received 8.7 million Green Plains Inc. units and a portion of the general partner interest equating to 0.2 million equivalent limited partner units to maintain the general partner’s 2% interest, resulting in an accretive transaction for the unitholders. In conjunction with the sale:

    The partnership received cash consideration of $2.7 million from Valero for the assignment of certain railcar operating leases.

    The partnership amended the storage and throughput agreement with Green Plains Inc. to reduce the minimum volume commitment from 296.6 mmg of product per calendar quarter to 235.7 mmg, and to extend the terms an additional three years to June 30, 2028.

    The Green Plains Partners revolver was reduced from $235 million to $200 million.

Results of Operations
Consolidated revenues decreased $5.0 million for the three months ended December 31, 2018, compared with the same period for 2017. Storage and throughput revenue decreased $3.4 million primarily due to a decrease in throughput and transload volumes driven by lower capacity utilization by Green Plains Inc., as well as Green Plains Inc.’s sale of the Bluffton, Lakota, and Riga plants. Revenues generated from rail transportation services decreased $1.5 million due to lower average rates charged for the railcar volumetric capacity provided as well as the reduction in volumetric capacity associated with the assignment of railcar operating leases to Valero in the fourth quarter of 2018. Revenues generated from terminal services decreased $0.1 million due to lower throughput at our fuel terminals.

Operations and maintenance expenses decreased $1.1 million for the three months ended December 31, 2018 compared with the same period for 2017, primarily due to a decrease in railcar lease expense.

General and administrative expenses increased $0.6 million for the three months ended December 31, 2018 compared with the same period for 2017, due to transaction costs incurred as part of the Valero transaction.

During the fourth quarter of 2018, Green Plains Inc.’s average utilization rate was approximately 62.5% of capacity, resulting in ethanol production of 205.1 million gallons, which was below the contracted minimum volume commitment. As a result, the partnership charged Green Plains Trade a deficiency payment of $3.0 million related to the minimum volume commitment during the fourth quarter of 2018. Total throughput for the fourth quarter of 2018 was 208.0 million gallons, which included an incremental 2.5 million gallons related to transload volumes.

GREEN PLAINS PARTNERS LP
SELECTED OPERATING DATA
(unaudited, in million gallons)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2018	2017	% Var.	2018	2017	% Var.
Product volumes
Storage and throughput services	208.0	335.0	(37.9)%	1,134.7	1,248.9	(9.1)%

Terminal services:
Affiliate	32.4	37.0	(12.4)	133.7	161.5	(17.2)
Non-affiliate	25.5	32.5	(21.5)	116.2	131.8	(11.8)
	57.9	69.5	(16.7)	249.9	293.3	(14.8)

Railcar capacity billed (daily average)	91.8	98.2	(6.5)	96.9	93.5	3.6

Liquidity and Capital Resources
Total liquidity as of December 31, 2018, was $66.6 million, including $0.6 million in cash and cash equivalents, and $66.0 million available under the partnership’s revolving credit facility. The balance outstanding on the partnership’s revolving credit facility was $134.0 million as of December 31, 2018.

Conference Call Information
Green Plains Partners LP and Green Plains Inc. will host a joint conference call Monday Feb. 11th at 11 a.m. Eastern time (10 a.m. Central time), to discuss fourth quarter 2018 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 877.711.2374 and 281.542.4862, respectively, and referencing conference ID 3273159. Participants are advised to call at least 10 minutes prior to the start time. Alternatively, the conference call, transcript and presentation will be accessible on Green Plains Partners’ website at http://ir.greenplainspartners.com.

Non-GAAP Financial Measures
Adjusted EBITDA and distributable cash flow are supplemental financial measures used to assess the partnership’s financial performance. Management believes adjusted EBITDA and distributable cash flow provide investors useful information in assessing the partnership’s financial condition and results of operations. Adjusted EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization, plus adjustments for transaction costs related to acquisitions or financings, minimum volume commitment deficiency payments, unit-based compensation expense, net gains or losses on asset sales and the partnership’s proportional share of EBITDA adjustments of equity method investees. Distributable cash flow is defined as adjusted EBITDA less interest paid or payable, income taxes paid or payable, maintenance capital expenditures and the partnership’s proportionate share of distributable cash flow adjustments of equity method investees. Adjusted EBITDA and distributable cash flow are not presented in accordance with generally accepted accounting principles (GAAP) and therefore should not be considered in isolation or as alternatives to net income or any other measure of financial performance presented in accordance with GAAP to analyze the partnership’s results.

About Green Plains Partners LP
Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol production, grain handling and storage, cattle feeding, and commodity marketing and logistics services. The company is one of the leading producers of ethanol in the world and, through its adjacent businesses, is focused on the production of high-protein feed ingredients and export growth opportunities. Green Plains owns a 49.1% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied are discussed in Green Plains Partners’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains Partners assumes no obligation to update any such forward-looking statements, except as required by law.

Consolidated Financial Results

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2018	2017
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$569	$502
Accounts receivable, including from affiliates	15,357	19,974
Other current assets	690	1,158
Total current assets	16,616	21,634
Property and equipment, net	40,911	48,305
Other assets	23,617	22,329
Total assets	$81,144	$92,268

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable, including to affiliates	$3,177	$7,960
Other current liabilities	5,011	8,098
Total current liabilities	8,188	16,058
Long-term debt	142,025	134,875
Other liabilities	3,385	4,181
Total liabilities	153,598	155,114

Partners' capital	(72,454)	(62,846)
Total liabilities and partners' capital	$81,144	$92,268

GREEN PLAINS PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per unit amounts)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2018	2017	% Var.	2018	2017	% Var.
Revenues
Affiliate	$21,318	$26,789	(20.4)%	$94,267	$100,808	(6.5)%
Non-affiliate	1,935	1,461	32.4	6,481	6,185	4.8
Total revenues	23,253	28,250	(17.7)	100,748	106,993	(5.8)
Operating expenses
Operations and maintenance (excluding depreciation and amortization reflected below)	7,280	8,340	(12.7)	30,866	33,501	(7.9)
General and administrative	1,569	965	62.6	5,258	4,223	24.5
Depreciation and amortization	1,036	1,330	(22.1)	4,442	5,111	(13.1)
Gain on assignment of operating leases	(2,721)	-	*	(2,721)	-	*
Total operating expenses	7,164	10,635	(32.6)	37,845	42,835	(11.6)
Operating income	16,089	17,615	(8.7)	62,903	64,158	(2.0)
Other income (expense)
Interest income	20	20	-	81	81	-
Interest expense	(2,054)	(1,461)	40.6	(7,307)	(5,402)	35.3
Other, net	44	150	(70.7)	119	150	(20.7)
Total other expense	(1,990)	(1,291)	54.1	(7,107)	(5,171)	37.4
Income before income taxes and income (loss) from equity method investees	14,099	16,324	(13.6)	55,796	58,987	(5.4)
Income tax (expense) benefit	(31)	26	*	(101)	(109)	(7.3)
Income (loss) from equity method investees	68	(11)	*	(14)	(11)	27.3
Net income	$14,136	$16,339	(13.5)%	$55,681	$58,867	(5.4)%

Net income attributable to partners' ownership interests:
General partner	$283	$326	(13.2)%	$1,114	$1,177	(5.4)%
Limited partners - common unitholders	13,853	8,013	72.9	37,868	28,869	31.2
Limited partners - subordinated unitholders	-	8,000	*	16,699	28,821	(42.1)

Earnings per limited partner unit (basic and diluted):
Common units	$0.51	$0.50	2.0%	$1.81	$1.81	-%
Subordinated units	$-	$0.50	*	$1.71	$1.81	(5.5)%

Weighted average limited partner units outstanding (basic and diluted):
Common units	27,390	15,922		20,950	15,916
Subordinated units	-	15,890		9,752	15,890

Supplemental Revenues Data:
Storage and throughput services	$13,325	$16,748	(20.4)%	$59,290	$62,443	(5.0)%
Railcar transportation services	6,275	7,770	(19.2)	26,055	29,939	(13.0)
Terminal services	2,470	2,593	(4.7)	10,498	11,309	(7.2)
Trucking and other	1,183	1,139	3.9	4,905	3,302	48.5
Total revenues	$23,253	$28,250	(17.7)%	$100,748	$106,993	(5.8)%

* Percentage variance not considered meaningful.

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)
		Twelve Months Ended
		December 31,
		2018		2017
Cash flows from operating activities:
Net income		$55,681		$58,867
Noncash operating adjustments:
Depreciation and amortization		4,442		5,111
Gain on assignment of operating leases			(2,721)	-
Other		1,152		1,038
Net change in working capital			(3,163)	(962)
Net cash provided by operating activities		55,391		64,054
Cash flows from investing activities:
Purchases of property and equipment, net			(1,256)	(1,914)
Proceeds from assignment of operating leases		2,721		-
Contributions to equity method investees			(1,425)	(2,248)
Net cash provided by (used in) investing activities		40		(4,162)
Cash flows from financing activities:
Payments of distributions			(61,805)	(57,771)
Net proceeds (payments) - revolving credit facility		7,100		(2,100)
Payments of loan fees			(665)	-
Other		6		(141)
Net cash used in financing activities			(55,364)	(60,012)
Net change in cash and cash equivalents		67		(120)
Cash and cash equivalents, beginning of period		502		622
Cash and cash equivalents, end of period		$569		$502

GREEN PLAINS PARTNERS LP
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES
(unaudited, dollars in thousands)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income	$14,136	$16,339	$55,681	$58,867
Interest expense	2,054	1,461	7,307	5,402
Income tax expense (benefit)	31	(26)	101	109
Depreciation and amortization	1,036	1,330	4,442	5,111
Minimum volume commitment adjustments (1)	-	(182)	-	-
Transaction costs	517	-	805	-
Unit-based compensation expense	81	60	277	219
Proportional share of EBITDA adjustments of equity method investees (2)	35	-	80	-
Gain on assignment of operating leases (3)	(2,721)	-	(2,721)	-
Adjusted EBITDA	15,169	18,982	65,972	69,708
Interest paid or payable	(2,054)	(1,461)	(7,307)	(5,402)
Income taxes paid or payable	(33)	46	(101)	(89)
Maintenance capital expenditures	-	(2)	(50)	(184)
Distributable cash flow	$13,082	$17,565	$58,514	$64,033
Distributions declared (4)	$11,268	$15,306	$57,767	$59,124
Coverage ratio	1.16x	1.15x	1.01x	1.08x
(1) Adjustments related to the storage and throughput quarterly minimum volume commitments.
(2) Represents our proportional share of depreciation and amortization, interest expense, and income tax expense of equity method investees.
(3) Consideration received related to the assignment of railcar operating leases to Valero Renewable Fuels Company, LLC.
(4) Distributions declared for the applicable period and paid in the subsequent quarter.
Contact: Jim Stark | Vice President, Investor & Media Relations | 402.884.8700 | jim.stark@gpreinc.com